EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Fire & Casualty Company 2008 Stock Plan of our reports, dated February 27, 2008, with respect to the consolidated financial statements and schedules of United Fire & Casualty Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of United Fire & Casualty Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 21, 2008